NON-COMPETITION AGREEMENT

This Non-Competition Agreement, dated as of August __, 2007, is between American Real Estate Partners, L.P. (“AREP”), and Carl C. Icahn (“Icahn”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Contribution and Exchange Agreement (as defined below).

WHEREAS, Icahn is the indirect owner of interests in entities engaged in the business of providing investment management and related services (the “Business”);

WHEREAS, pursuant to the Contribution and Exchange Agreement, dated as of August __, 2007 (the “Contribution and Exchange Agreement”) by and among CCI Offshore Corp. (“CCI Offshore”), CCI Onshore Corp. (“CCI Onshore”), Icahn Management LP (“Icahn Management” and together with CCI Onshore and CCI Offshore, the “Contributors”), Icahn, and AREP, the Contributors will transfer 100% of their interests in certain limited partnerships constituting the Business (the “Companies”) to AREP;

WHEREAS, Icahn holds significant direct or indirect economic interests in CCI Offshore, CCI Onshore and Icahn Management;

WHEREAS, one of the conditions to the consummation by AREP of the transactions contemplated by the Contribution and Exchange Agreement is that Icahn enters into this Non-Competition Agreement for the purpose of preserving for AREP’s benefit the goodwill associated with the Business;

NOW, THEREFORE, to induce AREP to enter into and consummate the transactions contemplated by the Contribution and Exchange Agreement and to preserve the value of the Business (and, in particular, the goodwill associated therewith that is being transferred to AREP pursuant to the Contribution and Exchange Agreement), and in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

1.  Non- Competition. During the period commencing on the date hereof and ending on the tenth anniversary of the Closing Date (the “Non-Compete Period”), Icahn, shall not, without AREP’s prior written consent, directly or indirectly, for his own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business deriving more than 25% of its revenues or income from providing investment management services (a “Competing Business”); provided that ownership of stock of a business shall not be deemed a violation of this Section 1 if and for so long as (x) the stock of such business is publicly traded, (y) such ownership does not exceed 5% of the aggregate outstanding equity interest of such business and (z) Icahn does not otherwise participate in the management, operations or affairs of such business. Notwithstanding the foregoing, nothing in this Non-Competition Agreement shall be construed to prohibit Icahn from rendering services to, acquiring an economic interest in or otherwise providing assistance to the Companies, AREP or any of their controlled Affiliates or any pooled investment vehicle which is advised or subadvised by AREP, the Companies or any of their controlled Affiliates, or providing investment management services (whether personally or as an employee or partner of a business formed for this purpose) solely on his own behalf or on behalf of one or more of his family members, including trusts of which his family members are the principal beneficiaries and corporations, limited partnerships, limited liability companies or similar entities established solely for the benefit of, and wholly owned by, his family members. Furthermore, Icahn may notify AREP of any proposed activity for the purpose of soliciting a conclusion as to whether such activity would violate this Section 1. AREP agrees that it shall approve or disapprove Icahn’s proposal within 30 days of receipt of such notice. If AREP approves such activity for purposes of this Section 1, then such activity, as disclosed in Icahn’s request for approval, will not constitute a violation of this Section 1.

2.  Non-solicitation. During the Non-Compete Period, Icahn shall not, directly or indirectly, whether through his own efforts, or through the efforts, or in any way assisting or employing the assistance, of any other person or entity (including through any consultant or any person employed by or associated with any entity with whom he may be employed or associated), do any of the following: (a) solicit or otherwise attempt to establish a Competing Business with any person, firm, corporation or other entity that was an investor in the Funds, or prospective investor in the Funds to whom any of the Companies has made a proposal within the six months prior to Icahn’s termination of employment or (b) solicit for employment, hire or otherwise engage in any capacity in any Competing Business any investment professional or executive who is or has within the previous one year been an employee or partner of the Companies or any of their controlled Affiliates, or solicit any such person to terminate his or her employment by the Companies or any of their controlled Affiliates.

3.  Certain Acknowledgments. Icahn acknowledges that (i) the past services rendered by him to the Companies are of a special and unusual character that have and have had a unique value to the Companies, (ii) he possesses relations, contacts, information and other know-how that would permit him to compete with the Companies or an Affiliate thereof, and reduce the value of the Business and the interests being transferred to AREP pursuant to the Contribution and Exchange Agreement and (iii) the covenants set forth in Sections 1 and 2 constitute a material inducement to AREP to consummate the transactions contemplated by the Contribution and Exchange Agreement and AREP would not have agreed to enter into or consummate the transactions contemplated by the Contribution and Exchange Agreement unless Icahn had agreed to the covenants set forth herein.

4.  Miscellaneous.

(a)  Blue-Pencil. If any of the agreements set forth in this Non-Competition Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Non-Competition Agreement relating to the time period, geographic area, scope and/or subject matter shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area, scope and/or subject matter such court deems enforceable, such time period, geographic area, scope and/or subject matter shall be deemed to become and thereafter be the maximum time period, scope and/or subject matter that such court deems enforceable, it being the intent and express agreement of the parties that the terms of this Non-Competition Agreement be enforced and interpreted in accordance with the terms to the greatest extent possible.

(b)  Injunctive Relief. The parties agree that the covenants and obligations of Icahn with respect to non-competition and non-solicitation, and other matters contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause AREP irreparable injury for which adequate remedies are not available at law. Therefore, Icahn agrees that AREP will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Icahn from committing any violation of the covenants and obligations referred to in this Non-Competition Agreement. Any such injunction may be obtained without the necessity of posting a bond. These injunctive remedies are cumulative and in addition to any other rights and remedies AREP may have at law or in equity.

(c)  Construction. The terms and conditions of this Non-Competition Agreement are the result of negotiations between the parties and this Non-Competition Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Non-Competition Agreement.

(d)  Assignment. Icahn may not assign his rights or obligations hereunder. The rights and obligations of AREP hereunder shall inure to the benefit of and shall be binding upon AREP, each of its successors and permitted assigns and may not be assigned without the prior written consent of Icahn, such consent not to be unreasonably withheld or delayed.

(e)  Applicable Law. This Non-Competition Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without regard to conflicts of laws principles of such state or any other state.

(f)  Consent to Jurisdiction; Etc..

(i)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Non-Competition Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Non-Competition Agreement or the transactions contemplated hereby in any New York State or federal court sitting in the County of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)  Each party to this Non-Competition Agreement irrevocably consents to service of process in the manner provided for notices in Section 4(i). Nothing in this Non-Competition Agreement will affect the right of any party to this Non-Competition Agreement to serve process in any other manner permitted by law.

(g)  Waiver of Jury Trial.

(i)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS NON-COMPETITION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NON-COMPETITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(ii)  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS NON-COMPETITION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).

(h)  Amendment; Waiver. No amendment, modification or discharge of this Non-Competition Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either party hereto of a breach of or a default under any of the provisions of this Non-Competition Agreement nor the failure by either party, on one or more occasions, to enforce any of the provisions of this Non-Competition Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that either party may otherwise have at law or in equity.

(i)  Notices. All notices, requests, demands and other communications made in connection with this Non-Competition Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid or (b) transmitted by hand delivery addressed as follows:

if to AREP:
Special Committee of the
Board of Directors of American Property Investors, Inc.
510 East 86th Street
New York, NY 10028
Attention: Jack Gumpert Wasserman, Esq.

with a copy (which shall not constitute notice) to:

American Real Estate Partners, L.P.
100 South Bedford Rd.
Mt. Kisco, NY 10549
Attention: Felicia Buebel, Esq.

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Peter G. Samuels, Esq.

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: William D. Regner, Esq.

if to Icahn:

Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, NY 10153
Attention: Marc Weitzen

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Floyd I. Wittlin, Esq.

or, in each case, such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if delivered by first-class, certified or registered mail, on the fifth Business Day after the mailing thereof, or (y) if delivered by personal delivery, on the day after such delivery.

(j)  Counterparts. This Non-Competition Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

(k)  Entire Agreement. This Non-Competition Agreement and the other agreements referred to herein constitute the entire agreement between Icahn and AREP with respect to the subject matter hereof.

The signature page follows

IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.

BY:	AMERICAN PROPERTY INVESTORS, INC., ITS GENERAL PARTNER

By:	/s/ Andrew Skobe
Name: Title:

CARL C. ICAHN

/s/ Carl C. Icahn